EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") dated as of January 1, 2007, among Great Lakes Bancorp, Inc. a Delaware corporation having its principal place of business at 2421 Main Street, Buffalo, New York 14214 ("GLB"), Greater Buffalo Savings Bank, a New York chartered savings bank having its principal place of business at 2421 Main Street, Buffalo, New York 14214 ("GBSB") and Andrew W. Dorn, Jr., an individual residing at 5349 Columbia Avenue, Hamburg, New York 14075 (the "Executive"). GLB, GBSB and the Executive are collectively the Parties and individually a Party.

WITNESSETH:

WHEREAS, GBSB is a wholly owned subsidiary of GLB;

WHEREAS, Executive currently serves as President and Chief Executive Officer of GLB;

WHEREAS, GLB and GBSB (collectively, the "Employers") desire to continue to employ the Executive, and the Executive desires to continue to be employed by the Employers, all in accordance with the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive's employment by the Employers.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.  Employment and Term.

(a)  Effective as of January 1, 2007 (the "Effective Date"), (i) GLB shall continue to employ the Executive, and the Executive shall continue to be employed by GLB, as the President and Chief Executive Officer of GLB and (ii) GBSB shall continue to employ the Executive, and the Executive shall continue to be employed by GBSB, as the President and Chief Executive Officer of GBSB (with all such positions described in clauses (i) and (ii) hereof being collectively referred to herein as the "Position"), in accordance with the terms and subject to the conditions set forth herein for a term (the "Term") that shall commence on the Effective Date and, subject to Sections 1(b), l(c), and l(d), shall continue for a period of two years. The Employers shall be jointly and severally liable to the Executive with respect to (i) all liabilities of GBSB to the Executive hereunder and (ii) all liabilities of GLB to the Executive hereunder; provided, however, that GLB shall not be responsible for any liability of GBSB to the Executive to the extent that such liability has been discharged by GBSB, and GBSB shall not be responsible for any liability of GLB to the Executive to the extent that such liability has been discharged by GLB.

(b)  Unless written notice in accordance with Section 1(c) or 1(d), as the case may be, terminating the Executive's employment under this Agreement is given by (i) either of the Employers or (ii) the Executive, on each day this Agreement is in effect, the Term shall be automatically extended for one additional day so that at all time this Agreement shall have a then current two-year Term. Unless otherwise provided in this Agreement or agreed by the Employers and the Executive, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

(c)  Notwithstanding Section 1(b), the Employers, by action of their Boards of Directors (the "Boards") and effective as of the date specified in a written notice to the Executive in accordance with the terms of this Agreement, shall have the right to terminate the Executive's employment under this Agreement at any time during the Term for Cause (as hereafter defined) or other than for Cause or on account of the Executive's death or Permanent Disability (as defined in this Agreement), subject to the provisions of this Section 1.

(d)  Notwithstanding Section 1(b), the Executive, effective as of the date specified in a written notice provided no less than 30 days in advance, shall have the right to terminate his employment under this Agreement at any time during the Term (i) for Good Reason (ii) without Good Reason or (iii) in the event a Change in Control occurs.

(e)  As used in this Agreement,

(i)  "Cause" shall mean (A) the Executive's willful and continued failure substantially to perform his duties with the Employers as set forth in this Agreement, or the commission by the Executive of any act constituting a violation under any federal, state or local law or regulation applicable to the activities of GBSB or GLB, in each case, after notice thereof from the Employers to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all material respects, (B) an act of dishonesty, fraud or material misrepresentation, breach of fiduciary duty, or other acts that cause damage to the property or business of GBSB or GLB by the Executive, (C) the Executive's repeated absences from work such that he is unable to perform his duties under this Agreement other than for physical or mental impairment or illness, (D) the Executive's conviction of, or plea of nolo contendere to, any crime referenced in Section 19 of the Federal Deposit Insurance Act, (E) the Executive's conviction of, or plea of nolo contendere to, any felony or any other crime that, in the reasonable judgment of the Boards, adversely affects GBSB's or GLB's reputation or the Executive's ability to carry out his obligations under this Agreement, (F) the Executive's non-compliance with the provisions of Section 2(b) of this Agreement after notice thereof from the Employers to the Executive and a reasonable opportunity for the Executive to cure such non-compliance, or (G) the Executive’s failure to achieve or attain the goals and objectives as established from time to time by the Board and agreed to by the Executive.

(ii)  "Permanent Disability" shall mean a physical or mental disability such that the Executive is, with or without reasonable accommodation, substantially unable to perform the duties of his Position and the nonperformance of such duties has continued for a period of six months or for an aggregate of nine months during any 12 month period, provided, however, that in order to terminate the Executive's employment under this Agreement on account of Permanent Disability, the Employers must provide the Executive with written notice, not less than 30 days prior to the date of termination specified in such notice, of the Boards' good faith determination, based on a medical opinion of a physician selected by the Employers and reasonably acceptable to the Executive, to terminate the Executive's employment under this Agreement for reason of Permanent Disability. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in Section 3. No termination of the Executive's employment under this Agreement because of Permanent Disability shall impair any rights of the Executive under any disability insurance policy maintained by the Employers.

(iii)  "Good Reason" shall mean: (A) the Executive's Position or the scope of the Executive's authority, duties or responsibilities as described in this Agreement are materially diminished without the Executive's written consent, excluding for this purpose any action not taken by the Employers in bad faith and that is remedied by the Employers promptly following written notice thereof from the Executive to the Employers; (B) a material breach by either Employer of its respective obligations to the Executive under this Agreement, which breach is not cured in all material respects to the reasonable satisfaction of the Executive within 30 days (except in the case of a payment default for which the cure period shall be 10 days), in each case following written notice thereof from the Executive to the Employers, or (C) any termination of the Executive's employment under this Agreement without Cause; and

(iv)  "Change of Control" shall mean: (A) the acquisition of shares of GLB by any "Person" or "Group" (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now or hereafter amended) in a transaction or series of transactions that result in such person or group directly or indirectly first owning beneficially more than 50% of GLB's Common Stock after the date of this Agreement, or (B) the consummation of a merger or other business combination after which the holders of voting capital stock of GLB immediately prior to the transaction do not collectively own 50% or more of the voting capital stock (immediately following the transaction) of the entity surviving such merger or other business combination, or (C) a sale of all or substantially all of the assets or earning power of GLB, taken as a whole (with the stock or other ownership interests of GLB in any of its Affiliates constituting assets of GLB for this purpose) to a Person that is not an Affiliate of GLB, or (D) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election of directors or any combination of the foregoing transactions (a "Transaction"), the persons who constituted a majority of the members of the Board of Directors of GLB on the Effective Date and persons whose election as members of the Board of Directors of GLB was approved by such members then still in office or whose election was previously so approved after the Effective Date, but before the event that constitutes a Transaction, no longer constitute such a majority of the members of the Board of Directors of GLB then in office. A Transaction constituting a Change of Control shall be deemed to have occurred only upon the closing of the Transaction.

(v)  An “Affiliate” of, or a Person “Affiliated” with, a specified Person, shall mean: a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

2.  Duties of the Executive.

(a)  Subject to the ultimate control and discretion of the Boards of the Employers, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to him under the by-laws of the Employers or from time to time by the Boards consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of the Employers and the duties of the Executive under this Agreement, the duties of the Executive shall be performed from an office location not greater than 20 miles from the Greater Buffalo, New York area.

(b)  The Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties under this Agreement and, during the term of his employment under this Agreement, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive's personal time or attention, unless granted by the prior permission of the Boards. The foregoing provision shall not prevent the Executive's purchase, ownership or sale of any interest in, or the Executive's engaging, but not to exceed an average of five hours per week, in any business that does not compete with the business of the Employers or the Executive's involvement in charitable or community activities, provided, that the time and attention that the Executive devotes to such business and charitable or community activities does not interfere with the performance of his duties under this Agreement and that the greatest portion of the time devoted by the Executive to charitable or community activities are devoted to charitable or community activities within GBSB's market area and further provided that such conduct complies in all respects with applicable policies of the Employers.

(c)  The Executive shall be entitled to four weeks of vacation leave during each calendar year with full compensation, and to be taken at such time or times, as the Executive and the Employers shall mutually determine. Earned but unused vacation shall be accrued in accordance with the Employers' vacation policy as in effect from time to time.

3.  Compensation. For all services to be rendered by the Executive under this Agreement:

(a)  The Employers shall pay the Executive a base salary (the "Base Salary") at an annual rate of $265,000, plus such other compensation as may, from time to time, be determined by the Employers in their sole discretion. At the end of each fiscal year of the Employers, the Employers shall review the amount of the Executive's Base Salary, and shall increase such Base Salary for the following year to such amount as the Boards may determine in their discretion. Such Base Salary and other compensation shall be payable in accordance with the Employers' normal payroll practices as in effect from time to time.

(b)  The Executive will be entitled to participate in, the Employer’s health and medical benefit plans, any pension, profit sharing and retirement plans, and any insurance policies or programs from time to time generally offered to all or substantially all executive employees who are employed by the Employers. These plans, policies and programs are subject to change at the sole discretion of the Employers.

(c)  The Executive will be entitled to any other fringe benefit from time to time generally offered to all or substantially all senior executive employees who are employed by the Employers. The Executive will be reimbursed for payment of dues, or other similar fees, for membership in a social club (currently, The Buffalo Club) appropriate for use by the Executive in performing his duties and consistent with the Executive’s standing in the business community. The Executive will be provided by the Employers with the use of an automobile appropriate for use by the Executive in performing his duties and consistent with Executive’s standing in the business community.

(d)  The Employers will deduct or withhold from all salary and bonus payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

(e)  The Employers agree that the Executive shall receive, an annual bonus in each of the three fiscal years in the period of January 1, 2007 through December 31, 2009 if the net earnings of GLBC and its subsidiaries, computed on an aggregated basis and in accordance with Generally Accepted Accounting Principles (“Aggregated Net Earnings”), equal or exceed the Aggregated Net Earnings budgeted for the fiscal year. The amount of the bonus will be equal to 1% of the Aggregated Net Earnings (the "Bonus") and will payable in cash, at the same time as bonuses are paid to other executive officers of the Employers, but in no event later than March 15 of the following year. For periods after December 31, 2009, the foregoing provisions will not be applicable and a Bonus amount will be paid only for such periods only in the amounts as the Employers and the Executive may then agree.

(f)  Signing Bonus. GLB agrees to grant to the Executive as a signing bonus (the "Signing Bonus") an Award of incentive stock options on 20,000 shares of GLB Common Stock pursuant to the terms and conditions of GLB’s stock option plans as soon as practicable following the Effective Date. The options will become vested and exercisable with respect to 4,000 shares on the first anniversary of the date of grant, and on each anniversary of the date of grant thereafter, the option will become vested and exercisable with respect to an additional 4,000 shares. Notwithstanding the foregoing, immediate and complete vesting and exercisability of any unvested options of the Common Stock shall take place in the event of a Change in Control as defined in this Agreement.

4.  Expenses. The Employers shall promptly reimburse the Executive for (a) all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive's duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor and (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses paid or incurred by the Executive during the Term.

5.  Termination.

(a)  Termination After Change of Control by Employers without Cause or Termination by Executive with Good Reason. If (A) the Employers terminate the Executive's employment under this Agreement for any reason other than (i) for Cause, (ii) death or (iii) Permanent Disability and such termination occurs as of a date that is within one year after the occurrence of a Change of Control (such one-year period being referred to as a "Change in Control Period"), or (B) the Executive terminates his employment hereunder for Good Reason effective as of a date within a Change in Control Period, the Employers shall:

(i)  pay to the Executive, or his estate, promptly after the event giving rise to such payment occurs:

(A)  an amount equal to the sum of (1) the Executive's then current Base Salary (as defined in this Agreement) accrued but unpaid through the date the termination of the Executive's employment under this Agreement is effective, (2) any Bonus required to be paid to the Executive pursuant to Section 3(e), as it may be amended from time to time, prorated for the period of employment, such payments being collectively referred to herein as the "Accrued Obligations," and

(B)  an amount equal to 2.00 times the sum of (1) the Executive's annual Base Salary as in effect on the effective date of termination of the Executive's employment under this Agreement and (2) the Bonus payable to the Executive pursuant to Section 3(e) of this Agreement, as it may be amended from time to time, for the year in which such termination is effective;

(ii)  continue to provide to the Executive and his spouse, medical, health, disability and life insurance coverage for a period of two years following the date of termination, conditioned on the Executive (or his spouse) being required to pay the same share of premium expenses that was required to be paid at the time of termination (or, if the Employers are unable to provide such coverage, the Employers shall pay to the Executive (or his spouse) during such period an amount equal to the share of premium expense that the Employers would have paid towards such coverage), and

(iii)  the Signing Bonus shall become fully vested and exercisable and the Executive will have a period of two years from the date of termination (but not later than the date the options would otherwise expire had the Executive continued to be employed) in which to exercise the options.

The amounts payable under this Section 5(a) are subject to reduction in accordance with the provisions of Section 6(a).

(b)  Absent a Change of Control; Termination by Employers without Cause or Termination by Executive with Good Reason. If (A) the Employers terminate the Executive's employment under this Agreement for any reason other than (i) for Cause and such termination occurs as of a date that is not within a Change in Control Period (ii) death or (iii) Permanent Disability or (B) the Executive terminates his employment hereunder for Good Reason effective as of a date that is not within a Change in Control Period, the Employers shall, provided the Executive concurrently signs and delivers a general release and waiver in a form reasonably acceptable to the Employers:

(i)   pay or provide to the Executive, or his estate, promptly after the event giving rise to such payment occurs:

(A)  an amount equal to the Accrued Obligations,

(B)  as a severance payment, continue to pay to the Executive during the two-year period following termination, the Executive's annual Base Salary in effect as of the date of termination of the Executive's employment under this Agreement, and

(C)  continue to provide to the Executive and his spouse, medical, health, disability and life insurance coverage for a period of two years following the date of termination, conditioned on the Executive (or his spouse) being required to pay the same share of premium expenses that was required to be paid at the time of termination (or, if the Employers are unable to provide such coverage, the Employers shall pay to the Executive (or his spouse) during such period an amount equal to the share of premium expense that the Employers would have paid towards such coverage), and

(ii)  the Signing Bonus shall become fully vested and exercisable and the Executive will have a period of two years from the date of termination (but not later than the date the options would otherwise expire had the Executive continued to be employed) in which to exercise the options.

(c)  Termination By Employers with Cause; Termination by Executive without Good Reason or Termination on Account of Death or Disability. If (A) the Employers terminate the Executive's employment hereunder for Cause, (B) the Executive terminates his employment hereunder for any reason other than Good Reason, or (C) this Agreement is terminated as a result of the death or Permanent Disability of the Executive, the sole obligation of the Employers shall be to pay to the Executive, or his estate, an amount equal to the sum of (1) the Executive's Base Salary accrued but unpaid through the date the termination of the Executive's employment under this Agreement is effective, and (2) the required to be paid to the Executive pursuant to Section 3(e), as it may be amended from time to time, prorated for the period of employment. The Executive shall have a period of two (2) years from the date of termination (but not later than the date such options would otherwise expire had the Executive continued to be employed) in which to exercise any vested but unexercised options granted as part of the Signing Bonus under section 3(f).

(d)  Any notice of termination of the employment of the Executive under this Agreement by the Employers to the Executive or by the Executive to the Employers shall be given in accordance with the provisions of Section 17. The date of termination of employment will be the date specified in the notice or, in the event of death of the Executive, the date of death.

6.  Tax Provisions.

(a)  280G. Notwithstanding anything in this Agreement or any other agreement to the contrary, in the event it is determined that part or all of the consideration, compensation or benefits to be paid to the Executive by the Employers or any affiliate (as defined under the Securities Act of 1933, as amended, and the regulations thereunder) or any other person to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement, or pursuant to any other agreement or arrangement with the Employers or any such affiliate, constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, (the “Code”) then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount. If the determination made pursuant to the preceding sentence results in a reduction of the payments that would otherwise be paid to the Executive, then the Executive may then elect, in the Executive’s sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Employers in writing of the Executive’s election within ten days of the determination of the reduction in payments. If no such election is made by the Executive within such ten-day period, the Employers may elect which and how much of any entitlement shall be eliminated or reduced and shall notify the Executive promptly of such election. The calculations under this Section will be made by the Employers’ independent accounting firm, engaged immediately prior to the event that triggered the payment, in consultation with the Employers’ outside legal counsel. For purposes of making the calculations required by this Section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the accounting firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(b)  409A.This Agreement is intended to comply with Section 409A of the Code, where applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, unless permitted sooner by Section 409A of the Code, if the Executive is designated as a “Specified Employee” as of the date of his “Separation from Service,” the payment of amounts that are treated as deferred compensation for purposes of Section 409A of the Code and are payable solely on account of the Executive’s Separation from Service that would otherwise be paid during the six-month period following the Executive’s Separation from Service will be deferred until and become payable on the first day of the seventh month following such Separation from Service. For purposes hereof, the terms “Specified Employee” and “Separation from Service” will have the same meanings as such terms under Section 409A of the Code and the regulations thereunder. If other payments of money or other benefits due to the Executive under this Agreement or otherwise would cause the application of an accelerated or additional tax under Section 409A of the Code, the payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax or result in a material additional cost to the Company.

If, after the application of the preceding paragraph, in the event that it is determined that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the excise tax imposed by Section 409A of the Code or any successor provision thereof or any interest or penalties, including interest imposed under Section 409A(1)(B)(i)(I) of the Code, incurred by the Executive as a result of the application of such provision, the Employers, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an amount (the “409A Payment”) that will result in the Executive's net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts paid under this Section 6(b), being no less advantageous to the Executive than the net after tax position to the Executive that would have been obtained had Section 409A of the Code not been applicable to such payment, coverage or benefits. The amount of the 409A Payment will be calculated by the Employer’s independent accounting firm, in consultation with the Employer’s outside legal counsel. For purposes of making the calculations required by this Section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 409A of the Code, provided that the accounting firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). If the precise amount of the 409A Payment cannot be determined on the date it is to be paid, an amount equal to the best estimate of the 409A Payment will be made on that date and, within 10 days after the precise calculation is obtained, either the Employers will pay any additional amount to the Executive or the Executive will pay any excess amount to the Employers, as the case may be. If subsequently the IRS claims that any additional amounts are owing, an additional 409A Payment will be paid to the Executive within 30 days of the Executive providing substantiation of the claim made by the IRS. After payment to the Executive of the 409A Payment, the Executive will provide to the Employers any information reasonably requested by the Employers relating to the tax and penalties, the Executive will take those actions as the Employers reasonably requests to contest the tax and penalties, cooperate in good faith with the Employers to effectively contest the tax and penalties and permit the Employers to participate in any proceedings contesting the tax and penalties. The Employers will bear and pay directly all costs and expenses (including any interest or additional penalties), and indemnify and hold the Executive harmless, on an after-tax basis, from all such costs and expenses related to such contest. Should it ultimately be determined that any amount of the tax or penalties are not properly owed, the Executive will refund to the Employers the related amount of the 409A Payment.

7.  Indemnification. Notwithstanding anything in the Employers' certificates of incorporation or by-laws to the contrary, the Executive shall at all times during his employment by the Employers, and thereafter, be indemnified by the Employers to the fullest extent permitted by applicable law for any matter in any way relating to the Executive's affiliation with the Employers and its subsidiaries; provided, however, that if the Executive's employment shall have been terminated by the Employers for Cause, then, to the extent required by applicable law, the Employers shall have no obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which his employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive's duties under this Agreement.

8.  The Employers agree to reimburse the Executive for the reasonable fees and expenses of the Executive's attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Executive is successful on the merits.

9.  Confidential Information. The Executive acknowledges that, in the course of his employment by the Employers, he will have access to confidential or proprietary information and trade secrets relating to the business of the Employers and that the Employers desire to protect including, but not limited to (i) trade secrets, business plans, software programs, operating plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, terms of agreements with suppliers or customers, customer lists, reports, correspondence, tapes, disks, tangible property and specification owned by or used in the Employers’ businesses, (ii) operating strengths and weaknesses of the Employers’ officers, directors, employees, agents, suppliers and customers and/or (iii) information pertaining to future development such as, but not limited to, future marketing plans or ideas and plans or ideas for new services or products, information and data relating to the Employers’ strategic plans and acquisition strategies; (iv) all information which is learned by the Executive in the course and performance of his duties under this Agreement and (v) other tangible and intangible property which is used in the business operations of the Employers but not made publicly available (the “Confidential Information”).

10.  Treatment of Confidential Information; Confidentiality Agreements. The Executive will not, directly or indirectly, disclose, use or make known for the Executive’s or another’s benefit any Confidential Information, as defined above, of the Employers or use such Confidential Information in any way except in the best interests of the Employers in the performance of the Executive’s duties for the Employers. The Executive will take all necessary steps to safeguard the Employers’ Confidential Information. In addition, to the extent that the Employers have entered into a confidentiality agreement with any other person or entity, the Executive agrees to comply with the terms of such confidentiality agreement and to be subject to the restrictions and limitations imposed by such confidentiality agreements as if the Executive was a party thereto.

11.  Non-competition. During the term of this Agreement and during any period for which Executive is entitled to receive compensation after the termination of this Agreement or pursuant to any other agreement (but, in any case, for a period of not less than six (6) months after the termination of this Agreement), Executive shall not engage, anywhere within New York State or in any area outside of New York State in which the Employers conduct business, whether directly or indirectly, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of a bank holding company, commercial bank, savings bank, credit union or any other financial services provider that competes with the Employers or their products or programs (“Restricted Activities”), provided that the foregoing shall not restrict Executive from engaging in any Restricted Activities which the Employers direct Executive to undertake or which the Employers otherwise expressly authorizes. The foregoing shall not restrict Executive from owning less than five percent (5%) of the outstanding capital stock of any company which engages in Restricted Activities, provided that Executive is not otherwise involved with such company as an officer, director, agent, employee or consultant. The foregoing provisions of this Section 11 shall not be held invalid because of the scope of the territory covered, the actions restricted thereby, or the period of time such covenant is operative.

12.  Non-solicitation. During the term of this Agreement and during the period for which Executive is entitled to receive compensation after the termination of this Agreement or pursuant to any other agreement, and for a period of six-months thereafter, Executive shall not, directly or indirectly, without the written consent of the Employers: (i) recruit or solicit for employment any employee of the Employers or encourage any such employee to leave their employment with the Employers, or (ii) solicit, induce or influence any customer, supplier, lessor or any other person or entity which has a business relationship with the Employers to discontinue or reduce the extent of such relationship with the Employers.

13.  Effect of Regulatory Actions. Any actions by the Employers under this Agreement must comply with the law, including regulations and other interpretive action, of the Federal Deposit Insurance Act, Federal Deposit Insurance Corporation, or other entities that supervise any of the activities of the Employer. Specifically:

(a)  Temporary Suspension or Prohibition. If the Executive is suspended from office or temporarily prohibited from participating in the conduct of the affairs of any banking subsidiary of GLB by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1818(e)(3) and (g)(1), the Employers’ obligations under this Agreement will be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers, in their discretion, may (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations that were suspended.

(b)  Permanent Suspension or Prohibition. If the Executive is removed from office or permanently prohibited from participating in the conduct of the affairs of any banking subsidiary of GLB by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Employers under this Agreement will terminate as of the effective date of the order, but vested rights of the Parties will not be affected.

(c)  Default of the Bank. If any banking subsidiary of GLB is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. § 1813(x)(1)), all obligations under this Agreement will terminate as of the date of default, but vested rights of the Parties will not be affected.

(d)  Termination by Regulators. All obligations under this Agreement will be terminated, except to the extent determined by the federal bank regulatory agency of any banking subsidiary of GLB that continuation of this Agreement is necessary for the continued operation of the banking subsidiary, if (1) the governing federal bank regulatory agency enters into an agreement to provide assistance to or on behalf of a banking subsidiary of GLB under the authority contained in Section 13(c) of the FDIA, 12 U.S.C. § 1823(c); or (2) such banking subsidiary of GLB is determined by the federal bank regulatory authority to be in an unsafe or unsound condition. However, vested rights of the Parties will not be affected.

(e)  Vested Rights. For purposes of this Section 13, to determine the “vested rights of the Parties,” a right shall be deemed vested if, but for this Agreement, such right would be vested for purposes of any applicable agreement or applicable law and this Agreement shall not expand or contract such right.

14.  Representation and Warranty of the Executive. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, that would prevent his entry into the employ of the Employers or his performance of the terms of this Agreement.

15.  Entire Agreement; Amendment. This Agreement contain the entire agreement between the Employers and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Employers and the Executive. This Agreement supersedes any previous agreements between the Employers and the Executive with respect to the subject matter hereof.

16.  Assignability. The services of the Executive under this Agreement are personal in nature, and neither this Agreement nor the rights or obligations of the Employers under this Agreement may be assigned by the Employers, whether by operation of law or otherwise, without the Executive's prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the Employers and their permitted successors and assigns under this Agreement. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

17.  Notice. Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to either the Employers or the Executive at their respective addresses stated above, or at such other address as the Executive or the Employers may by similar notice designate.

18.  Specific Performance. The Employers and the Executive agree that irreparable damage would occur in the event that any of the provisions of Sections 9-13 were not performed in accordance with their specific terms or were otherwise breached. The Executive accordingly agrees that the Employers shall be entitled to an injunction or injunctions to prevent breaches of Sections 9-12 and to enforce specifically the terms and provisions of Sections 9-12 in addition to any other remedy to which the Employers are entitled at law or in equity.

19.  No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties (and the Executive's heirs, executors, administrators and legal representatives and the permitted transferees of the Shares) any rights or remedies of any nature under or by reason of this Agreement.

20.  Successor Liability. The Employers shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employers to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession had taken place.

21.  Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employers shall not be required to provide the Executive and his eligible dependents with medical insurance coverage as long as the Executive and his eligible dependents are receiving comparable medical insurance coverage from another employer.

22.  Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other Parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

23.  No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 16 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights under this Agreement to the person or persons entitled hereto.

24.  Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained in this Agreement unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained in this Agreement to be unreasonable or would materially and adversely frustrate the objectives of the Employers and the Executive as expressed in this Agreement.

25.  Survival of Benefits. Any provision of this Agreement that provides a benefit to the Executive and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employers until such time as such benefits are paid in full to the Executive or his estate.

26.  Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

GREAT LAKES BANCORP, INC.

By:
Barry M. Snyder, Chairman

GREATER BUFFALO SAVINGS BANK

By:
Barry M. Snyder, Chairman

Andrew W. Dorn, Jr.